Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 333-120695 and 333-204820) pertaining to the Silgan Holdings Inc. Amended and Restated 2004 Stock Incentive Plan of our report dated December 9, 2016 with respect to the audited combined financial statements and related notes to the financial statements of the Home, Health and Beauty Business of WestRock Company as of and for the year ended September 30, 2016 included in this Current Report on Form 8-K/A of Silgan Holdings Inc. dated June 16, 2017.

/s/ ERNST & YOUNG LLP
Atlanta, Georgia
June 16, 2017